Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. John May, Director and President
Falcon Media Services, Ltd.
34 Grosvenor Gardens
London, SW1W 0DH, United Kingdom

Dear Mr. May,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Amendment No. 2 to the Registration Statement of Falcon Media Services, Ltd. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated December 27, 2007, as of and for the periods ended July 31, 2007, and 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
February 12, 2008.